EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 30, 2015 relating to the consolidated financial statements as of and for the year ended December 31, 2014 of Auris Medical Holding AG appearing in the Annual Report on Form 20-F of Auris Medical Holding AG for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Deloitte AG

By:	/s/ James D. Horiguchi
	Name:	James D. Horiguchi

Zurich, Switzerland September 1, 2015

By:	/s/ Adrian Kaeppeli
	Name:	Adrian Kaeppeli